FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2018

~Reaffirms Full Year 2018 Guidance~

DAYTONA BEACH, Fla. - April 3, 2018 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2018.
"We are pleased with the financial results for the first quarter," stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenue and earnings increased for comparable events. Our investment in Daytona International Speedway continues to deliver expected results. During the quarter, we announced the third consecutive sell-out for the DAYTONA 500."
"The development projects at ISM Raceway [Phoenix Raceway] and Richmond Raceway are progressing nicely. These projects will immerse fans into modernized infield and garage areas, while providing innovative technology and social engaging opportunities. Additionally, ISM Raceway will feature revitalized grandstand and corporate hospitality areas as well as relocating the start-finish line to just before the famed 'dog-leg' section of the track. Both projects will be completed in the fourth quarter of 2018."
"We are thrilled with the performance of ONE DAYTONA. Construction continues on The DAYTONA, the Marriott Autograph Collection hotel, along with additional retail and entertainment brands such as Hy’s Toggery and GameTime, among others. We eagerly anticipate the opening of these and additional tenants throughout 2018, followed by The DAYTONA towards the end of the year.
"We believe these projects will continue to position ISC for long-term growth and deliver shareholder value."
First Quarter Comparison
Total revenues for the three months ended February 28, 2018 were approximately $148.9 million, compared to revenues of approximately $148.0 million for the same period in fiscal 2017. Operating income was approximately $32.5 million during the period compared to approximately $33.8 million for the same period in fiscal 2017. Period-over-period comparability was impacted by:

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•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway ("Daytona"), for which there was no comparable event in fiscal 2018;

•
In the first quarter of fiscal 2018, we received lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the period, for which there was no comparable activity in the same period of fiscal 2017 (see "External Growth, Financing-Related and Other Initiatives - ONE DAYTONA");

•
During the three months ended February 28, 2018, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in non-recurring costs that are included in general and administrative expense related to The ISM Raceway Project (see "External Growth, Financing-Related and Other Initiatives - The ISM Raceway Project Powered by DC Solar").

•	During the three months ended February 28, 2017, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in similar costs related to The ISM Raceway Project;

•
During the three months ended February 28, 2018, we recognized approximately $0.9 million, or $0.01 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The ISM Raceway Project and other capital improvements, including the infield project at Richmond Raceway (see "External Growth, Financing-Related and Other Initiatives - Richmond Raceway"). During the three months ended February 28, 2017, we recognized $0.6 million, or $0.01 per diluted share, of similar costs associated with The ISM Raceway Project;

•
During the three months ended February 28, 2018, we recognized an approximate $1.1 million, or $0.02 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with ONE DAYTONA and other facility optimization initiatives. There were no similar costs during the three months ended February 28, 2017;

•
During the three months ended February 28, 2018, we recognized total capitalized interest of approximately $0.8 million, or $0.01 per diluted share, of which approximately $0.7 million, or $0.01 per diluted share, was associated with The ISM Raceway Project and less than $0.2 million, or less than $0.01 per diluted share, associated with ONE DAYTONA. During the three months ended February 28, 2017, we capitalized interest of approximately $0.5 million, or $0.01 per diluted share, associated with ONE DAYTONA and approximately $0.1 million, or less than $0.01 per diluted share, related to The ISM Raceway Project; and

•
During the three months ended February 28, 2018, we recorded a non-recurring, non-cash income tax benefit related to the Tax Cuts and Jobs Act of approximately $143.9 million, or $3.25 per diluted share.

Net income for the three months ended February 28, 2018, was approximately $169.3 million, or $3.83 per diluted share, compared to approximately $21.3 million, or $0.47 per diluted share, in the prior year period. Excluding non-recurring costs associated with The ISM Raceway Project, accelerated depreciation related to The ISM Raceway Project and other capital improvements including the infield project at Richmond, losses associated with the retirements of certain other long-lived assets, capitalized interest associated with ONE DAYTONA and The

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ISM Raceway Project, and the income tax benefit related to the Tax Cuts and Jobs Act, non-GAAP net income, as defined below, was $26.4 million, or $0.60 per diluted share, as compared to $21.4 million, or $0.47 per diluted share, for the three months ended February 28, 2018 and 2017, respectively (see "GAAP to Non-GAAP Reconciliation").
GAAP to Non-GAAP Reconciliation
The following discussion and analysis of our financial condition and results of operations is presented below using financial measures other than U.S. generally accepted accounting principles (“non-GAAP”). Non-GAAP financial measures, such as Adjusted EBITDA (see below for management interpretation of Adjusted EBITDA), should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. The financial information, presented in the tables that follow, have been reconciled to comparable GAAP measures (see "Adjusted EBITDA" below).
The non-GAAP financial measures identified in the tables that follow include adjusted income before taxes, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are derived by adjusting amounts for certain items, presented in the accompanying selected operating statement data that have been determined in accordance with GAAP. The financial measures, income before taxes, net income and diluted earnings per share, should not be construed as an inference by us that our future results will be unaffected by those items, which have been excluded to achieve our adjusted, non-GAAP financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of, or as a substitute for, results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.

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The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2017 relate to non-recurring costs incurred associated with The ISM Raceway Project, accelerated depreciation related to The ISM Raceway Project, and capitalized interest related to ONE DAYTONA and The ISM Raceway Project.
The adjustments for fiscal 2018 relate to non-recurring costs incurred associated with The ISM Raceway Project, losses associated with the retirements of certain other long-lived assets in connection with ONE DAYTONA and facility optimization initiatives, accelerated depreciation (related to The ISM Raceway Project and other capital improvements including the infield project at Richmond), capitalized interest related to ONE DAYTONA and The ISM Raceway Project, and the income tax benefit related to the Tax Cuts and Jobs Act.

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Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended February 28, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$34,322	$13,049	$21,273	$0.47
Adjustments:
The ISM Raceway Project	158	60	98	0.00
Accelerated depreciation	646	247	399	0.01
Capitalized interest	(629)	(240)	(389)	(0.01)
Non-GAAP	$34,497	$13,116	$21,381	$0.47

	Three Months Ended February 28, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$34,453	$(134,894)	$169,347	$3.83
Adjustments:
The ISM Raceway Project	105	27	78	0.00
Accelerated depreciation	853	223	630	0.01
Losses on retirements of long-lived assets	1,116	292	824	0.02
Capitalized interest	(828)	(216)	(612)	(0.01)
Benefit of income tax law change	—	143,900	(143,900)	(3.25)
Non-GAAP	$35,699	$9,332	$26,367	$0.60

Adjusted EBITDA
In an effort to enhance the comparability and understandability of certain forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our business performance. We calculate Adjusted EBITDA, a non-GAAP financial measure, as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other previously stated non-GAAP adjustments, and cash distributions from equity investments. We have not reconciled the non-GAAP forward-looking measure to its most directly comparable GAAP measure, such as those of ONE DAYTONA and the ISM Raceway Redevelopment (see "External Growth, Financing-Related and Other Initiatives"). Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the Risk Factors section of the Company's previously publicly filed documents, including Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

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The following schedule reconciles the Company's financial performance prepared in accordance with GAAP to the non-GAAP financial measure of Adjusted EBITDA (in thousands):

	Three Months Ended
	February 28, 2017	February 28, 2018

Net Income (GAAP)	$21,273	$169,347
Adjustments:
Income tax expense (benefit)	13,049	(134,894)
Interest income	(117)	(521)
Interest expense	3,252	2,885
Other	(12)	(15)
Equity in net income from equity investments	(3,627)	(4,308)
Operating Income (GAAP)	$33,818	$32,494
Adjustments:
Depreciation and amortization	26,501	26,739
Impairments/losses on retirements of long-lived assets	30	1,162
Other Non-GAAP adjustments (1)	158	105
Cash distributions from equity investments	4,250	5,250
Adjusted EBITDA (non-GAAP)	$64,757	$65,750
(1) Other Non-GAAP adjustments include:

i.	2017 adjustments related to costs associated with The ISM Raceway Project of approximately $0.2 million; and

ii.	2018 adjustments related to costs associated with The ISM Raceway Project of approximately $0.1 million.
Corporate Sales
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one in four FORTUNE 500 companies and nearly half of the FORTUNE 100 companies use NASCAR as part of their marketing strategy. The number of FORTUNE 500 companies investing in NASCAR has either grown or sustained for five consecutive years, and has increased approximately 30.0 percent since 2008.
For fiscal 2018, we have agreements in place for approximately 87.0 percent of our gross marketing partnership revenue target, as compared to approximately 89.0 percent for the same period in fiscal 2017. The fiscal 2018 revenue target is approximately 8.0 percent greater than fiscal 2017, primarily related to the ISM Raceway and Richmond Raceway projects.  For fiscal 2018, we have remaining open race entitlements for one Monster Energy NASCAR Cup series event and one NASCAR Xfinity series event. This is compared to last year at this time when we had entitlements for three Monster Energy NASCAR Cup and two NASCAR Xfinity series events open.

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External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
We continue to operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund a reinvestment at ISM Raceway, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we began the redevelopment of ISM Raceway (see “ISM Raceway Project Powered by DC Solar”) and the infield at Richmond (see "Richmond Raceway") with completion for both projects targeted in late 2018, therefore, we expect spending for capital expenditures under this plan to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return on this invested capital in the low-to-mid single digits;

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional approximate $107.0 million of capital expenditures, exclusive of capitalized interest and net of public incentives, related to phase one of ONE DAYTONA and the Shoppes at ONE DAYTONA (see "ONE DAYTONA").  Capital expenditures totaling approximately $87.2 million have been spent since commencement of construction for the project in 2016 through February 28, 2018. The remaining approximate $20.0 million of capital expenditures for ONE DAYTONA will be spent in fiscal years 2018 and 2019. We expect the returns of this investment to exceed our weighted average cost of capital; and

•
Return of capital to shareholders through dividends and share repurchases is a significant pillar of our capital allocation.  In fiscal 2017 we increased our dividend approximately 4.9 percent to $0.43 per share.  We expect dividends to increase in 2018 and beyond, by approximately four to five percent annually.  Concerning share repurchases, for the three months ended February 28, 2018, we did not repurchase any shares of ISCA on the open market.  At February 28, 2018, we had approximately $171.6 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan.

For fiscal 2017 through 2021 we expect our return of capital program to be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market

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repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically.
Our cash position and future liquidity has been further enhanced by the following:

•
In fiscal 2017, we recorded a non-recurring tax benefit of approximately $48.2 million related to the worthlessness of ISC's investment in Motorsports Authentics. As a result, our cash position improved approximately $24.6 million as of fiscal 2017. In the second quarter of fiscal 2018, we received a refund of estimated payments made during 2017 of approximately $19.8 million.  The balance of approximately $3.8 million will be received in subsequent periods.

•
In December 2017, Congress passed the Tax Cut and Jobs Act ("Tax Act"). We expect the Tax Act to favorably impact our future liquidity, primarily a result of the lower single corporate tax rate from 35.0 percent to 21.0 percent, which will lower our effective tax rate and annual tax liability. Additionally, Tax Reform provides for 100.0 percent expensing of certain capital investments through 2022. We will continue to evaluate the details of Tax Act and the impact on ISC.

We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects, including those related to The ISM Raceway Project and ONE DAYTONA, were approximately $8.3 million for the three months ended February 28, 2018. In comparison, we spent approximately $21.6 million on capital expenditures for projects for the same period in fiscal 2017. For fiscal 2018, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $120.0 million and $130.0 million for existing facilities, including ISM Raceway and Richmond Raceway projects, and an additional approximate $20.0 million in capital expenditures related to construction for ONE DAYTONA, excluding the receipt of public incentives (see "ONE DAYTONA").
We review the capital expenditure program periodically and modify it as required to meet current business needs.

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ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed use and entertainment destination across from the Daytona International Speedway. We have crafted a strategy that will create synergy with the Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development is working closely with ISC’s development staff on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
The design for the first phase of ONE DAYTONA has been completed and will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million in fiscal 2016 through 2019 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed below and land to be contributed to the joint ventures associated with the project. In September 2016, we announced VCC had been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA. Lease agreements have also been executed with other tenants including P.F. Chang’s, Hy’s Toggery, Kilwins Confections, Guitar Center, Tervis, IT’SUGAR, Jeremiah’s Italian Ice, Venetian Nail Spa, Sunglass World, Oklahoma Joe’s BBQ, Rock Bottom Restaurant & Brewery, MidiCi: The Neapolitan Pizza Company, Lindbergh, Designers Market, GameTime, Claire de Lune, Kasa Living, BUILT Custom Burgers, Sprint, Ben & Jerry’s and Pink Narcissus. Leasing remains strong and we are exceeding our leasing goals for the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA, as well as a 105-room select-service

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Fairfield Inn & Suites by Marriott. The Fairfield Inn and Suites opened in December 2017, while The DAYTONA is currently under construction with completion scheduled for late 2018. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop the Volusia Point retail property previously purchased in 2011. Volusia Point is adjacent to ONE DAYTONA and re-branded the Shoppes at ONE DAYTONA ("the Shoppes"). Several new tenants have executed lease agreements in the Shoppes as a result of the revitalization. We expect the improvements to the Shoppes will generate an incremental EBITDA of approximately $1.0 million to the ONE DAYTONA pro-forma through increased square footage and securing tenants for currently vacant spaces (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures).
Several tenants have commenced operations at ONE DAYTONA. Cobb Daytona Luxury Theatres opened in December 2016, Bass Pro Shops opened in February 2017, and Guitar Center opened in October 2017. The Fairfield Inn & Suites, P.F. Chang’s and IT’SUGAR opened in December 2017. Built Burger, Pink Narcissus, Jeremiah’s Italian Ice, Ben & Jerry’s and Rock Bottom Restaurant and Brewery opened prior to the running of the 2018 Daytona 500. We are targeting substantial completion of the remaining RD&E with additional tenants commencing operations in fiscal 2018. Completion of The Daytona is scheduled in late 2018. At stabilization in 2020, we expect this first phase of ONE DAYTONA and the Shoppes, to deliver a combined incremental annual revenue and EBITDA of approximately $13.0 million and approximately $10.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We may add leverage to ONE DAYTONA’s phase one post-stabilization.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the infrastructure required for the ONE DAYTONA project. The CDD will purchase certain infrastructure assets, and specific easement rights, from ONE DAYTONA. ONE DAYTONA expects to receive approximately $22.0 million of the total incentive amount in cash, and the remaining

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to be received in annual payments derived from a long-term note receivable issued by the CDD, with the first payment expected in fiscal 2019 and the term not to exceed 30 years.
Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of public incentives, are expected to be approximately $107.0 million. From inception, through February 28, 2018, capital expenditures totaled approximately $87.2 million, exclusive of capitalized interest and labor. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we may secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. From inception through February 28, 2018, we recorded approximately $3.6 million of capitalized interest related to ONE DAYTONA, and expect approximately $3.8 million to be recorded by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
The ISM Raceway Project Powered by DC Solar
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan experience at ISM Raceway, our 53-year-old motorsports venue previously known as Phoenix Raceway. The redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities.
Earlier in 2017, we announced a multi-year partnership with DC Solar that included naming the project 'The ISM Raceway Project Powered by DC Solar' during the redevelopment phase. Subsequently, on September 26, 2017, we announced a long-term partnership with ISM Connect, a pioneer in smart venue technology, which included naming rights to ISM Raceway. Beginning in fiscal 2018, the venue will be known as ISM Raceway.
The ISM Raceway Project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The ISM Raceway Project is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, ISM Raceway entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates ISM Raceway to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by ISM Raceway.
Based on our current plans for ISM Raceway, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, totaling between approximately $6.0 million and $6.5 million in non-cash charges over the approximate 22-month project time span. From

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inception, through February 28, 2018, we recorded approximately $5.8 million of accelerated depreciation associated with the project.
Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period.  We estimate that we will record approximately $6.0 million to $6.5 million of capitalized interest from fiscal 2017 through fiscal 2018.
From inception, through February 28, 2018, we have incurred total capital expenditures related to The ISM Raceway Project, exclusive of capitalized interest and labor, of approximately $87.6 million. From inception, through February 28, 2018, we recorded approximately $2.0 million of capitalized interest related to The ISM Raceway Project.
Upon completion, the redevelopment is expected to provide a full fiscal year incremental lift in ISM Raceway's EBITDA of approximately $8.5 million to $9.0 million (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures). We began recognizing revenue and expense associated with the project, as a result of assets placed in service and/or benefits provided to partners, beginning late fiscal 2017. We expect to recognize the full fiscal year incremental financial lift in fiscal 2019 and sustained thereafter.
Richmond Raceway
In June 2017, the Board of Directors approved a capex project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield will offer a variety of enhanced amenities for fans, teams, sponsors and other stakeholders to the iconic Richmond infield. Fan access is the focus of Richmond Reimagined, which will showcase new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.
Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $30.0 million, which includes maintenance capital, before capitalized interest. Groundbreaking occurred immediately following the Monster Energy NASCAR Cup Series event in September 2017. Richmond Reimagined is expected to be complete by September 2018. Through February 28, 2018, we recorded approximately $1.2 million of non-cash charges related to accelerated depreciation associated with the project.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.

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We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of February 28, 2017 and 2018. Our 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $3.6 million and $4.3 million for the three months ended February 28, 2017 and 2018, respectively, and is included in Equity in net income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the three months ended February 28, 2018, totaling approximately $5.3 million, consists of approximately $4.6 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows, with the remaining approximate $0.6 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the three months ended February 28, 2017, totaling $4.3 million, consisted of approximately $3.9 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows, with the remaining approximate $0.3 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows.
For fiscal 2018, cash distributions from Kansas Entertainment are estimated to be approximately $25.0 million to $26.0 million.
Fiscal 2018 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2018, our non-GAAP guidance excludes:

•
any non-recurring income statement impact attributable to the completion of ISM Raceway Project, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring and non-capitalized costs or charges and capitalized interest related to our ONE DAYTONA development;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than the ISM Raceway Project resulting from removal of assets prior to the end of their actual useful life;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

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•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets; and

•	any one-time, non-recurring income tax charges or benefits.
ISC is reiterating its 2018 full fiscal year non-GAAP guidance. The earnings outlook is our best estimate of financial results for fiscal 2018.
•Revenue: $680.0 million to $695.0 million
•Operating margin: 15.5% to 16.5%
•Effective tax rate: 26.0% to 27.0%
•Diluted earnings per share: $1.90 to $2.10
Our guidance for Adjusted EBITDA is to range between $241.0 million to $252.0 million, which includes between $25.0 million and $26.0 million in cash distributions received from our investment in the Hollywood Casino and approximately $3.0 million related to ONE DAYTONA, (see "GAAP to Non-GAAP Reconciliation" for our definition of Adjusted EBITDA and discussion on Non-GAAP financial forward looking measures).
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have extended our capital allocation plan through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 9947439.
A live Webcast will also be available at that time on our website, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, April 17, 2018. To access, dial (855) 859-2056 and enter the code 9947439, or visit the “Investor Relations” section of our website.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. We own and/or operate 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in

International Speedway Corporation - Financial Results I 14

Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
We also own and operate Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, we own ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and have a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit our website at www.internationalspeedwaycorporation.com.
Statements made in this release that express ISC's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that ISC's actual results could differ materially from those contained in or implied by such forward-looking statements. ISC's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in ISC's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from ISC and the SEC. ISC undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - Financial Results I 15

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2017	February 28, 2018
	(Unaudited)
REVENUES:
Admissions, net	$31,335	$30,562
Motorsports and other event related	103,512	105,786
Food, beverage and merchandise	9,142	7,950
Other	3,965	4,577
	147,954	148,875
EXPENSES:
Direct:
NASCAR event management fees	28,976	29,865
Motorsports and other event related	26,055	26,035
Food, beverage and merchandise	6,025	5,629
Other operating expenses	202	1,209
General and administrative	26,347	25,742
Depreciation and amortization	26,501	26,739
Losses on asset retirements	30	1,162
	114,136	116,381
Operating income	33,818	32,494
Interest income	117	521
Interest expense	(3,252)	(2,885)
Equity in net income from equity investments	3,627	4,308
Other	12	15
Income before income taxes	34,322	34,453
Income tax expense (benefit)	13,049	(134,894)
Net income	$21,273	$169,347

Earnings per share:
Basic and diluted	$0.47	$3.83

Basic weighted average shares outstanding	45,064,847	44,196,489

Diluted weighted average shares outstanding	45,079,781	44,210,102

Comprehensive income	$21,440	$169,536

International Speedway Corporation - Financial Results I 16

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2017	February 28, 2017	February 28, 2018
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$256,702	$278,658	$283,726
Receivables, less allowance	37,269	101,810	104,317
Income taxes receivable	21,867	—	18,716
Prepaid expenses and other current assets	9,749	19,255	22,682
Total Current Assets	325,587	399,723	429,441

Property and Equipment, net	1,479,743	1,448,373	1,481,454
Other Assets:
Equity investments	86,200	91,770	85,257
Intangible assets, net	178,637	178,633	178,564
Goodwill	118,400	118,791	118,331
Other	19,625	15,863	25,919
	402,862	405,057	408,071
Total Assets	$2,208,192	$2,253,153	$2,318,966
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,854	$3,419	$3,869
Accounts payable	23,936	28,584	46,101
Deferred income	38,521	95,056	97,794
Income taxes payable	—	13,373	—
Other current liabilities	19,249	18,315	16,266
Total Current Liabilities	85,560	158,747	164,030

Long-Term Debt	255,612	259,279	255,435
Deferred Income Taxes	396,046	407,679	258,071
Long-Term Deferred Income	8,251	5,733	7,996
Other Long-Term Liabilities	2,801	2,188	2,483
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	241	248	242
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	197	197
Additional paid-in capital	430,114	437,248	431,606
Retained earnings	1,031,361	984,326	1,200,708
Accumulated other comprehensive loss	(1,991)	(2,492)	(1,802)
Total Shareholders’ Equity	1,459,922	1,419,527	1,630,951
Total Liabilities and Shareholders’ Equity	$2,208,192	$2,253,153	$2,318,966

International Speedway Corporation - Financial Results I 17

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 28, 2017	February 28, 2018
	(Unaudited)
OPERATING ACTIVITIES
Net income	$21,273	$169,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,501	26,739
Stock-based compensation	741	775
Amortization of financing costs	422	403
Deferred income taxes	(2,009)	(138,055)
Income from equity investments	(3,627)	(4,308)
Distribution from equity investee	3,917	4,621
Loss on retirements of long-lived assets, non-cash	30	1,162
Other, net	2	(517)
Changes in operating assets and liabilities:
Receivables, net	(66,596)	(67,048)
Prepaid expenses and other assets	(6,931)	(18,803)
Accounts payable and other liabilities	(3,197)	(2,601)
Deferred income	55,385	59,018
Income taxes	13,562	3,150
Net cash provided by operating activities	39,473	33,883
INVESTING ACTIVITIES
Capital expenditures	(21,592)	(8,282)
Distribution from equity investee	333	629
Proceeds from sale of assets	—	311
Other, net	(5)	—
Net cash used in investing activities	(21,264)	(7,342)
FINANCING ACTIVITIES
Payment of long-term debt	(221)	(235)
Deferred financing fees	(43)	—
Exercise of Class A common stock options	—	718
Reacquisition of previously issued common stock	(3,014)	—
Net cash (used in) provided by financing activities	(3,278)	483
Net increase in cash and cash equivalents	14,931	27,024
Cash and cash equivalents at beginning of period	263,727	256,702
Cash and cash equivalents at end of period	$278,658	$283,726

International Speedway Corporation - Financial Results I 18